Exhibit 10.1

May 10, 2021

Austerlitz Acquisition Corporation I

1701 Village Center Circle

Las Vegas, NV 89134

Wynn Interactive Ltd.

c/o Wynn Resorts, Limited

Las Vegas Blvd, S 3131

Las Vegas, NV 89109

Re: Sponsor Agreement

Ladies and Gentlemen:

This letter (this “Sponsor Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement (the “Business Combination Agreement”), dated as of the date hereof, by and among Austerlitz Acquisition Corporation I, a Cayman Islands exempted company (“AAC”), Wynn Interactive Ltd., an exempted company limited by shares incorporated in Bermuda (the “Company”), and the other party thereto, and hereby amends and restates in its entirety (a) that certain letter, dated March 2, 2021, from Austerlitz Acquisition Sponsor, LP I, a Cayman Islands exempted limited partnership (the “Sponsor”) to AAC (the “Prior Sponsor Letter Agreement”) and (b) that certain letter, dated March 2, 2021 from each of the persons undersigned thereto to AAC (the “Prior Insider Letter Agreement” and, together with the Prior Sponsor Letter Agreement, the “Prior Letter Agreements”). Certain capitalized terms used herein are defined in Paragraph 11. Capitalized terms used but not defined herein shall have the respective meanings given to them in the Business Combination Agreement.

On or prior to the date hereof, AAC obtained an equity commitment in the amount of up to $690,000,000 from Cannae Holdings, Inc. (“Cannae”, together with the Insiders, and the Sponsor, the “Sponsor Persons”) pursuant to the terms of that certain Backstop Facility Agreement by and between Cannae and AAC (the “Cannae Backstop Agreement”), which provides for a subscription by Cannae to subscribe to purchase a number of AAC Class A Ordinary Shares equal to the number of AAC Class A Ordinary Shares, if any, that are properly redeemed in connection with the Special Meeting for a purchase price of $10.00 per share (such subscriptions, the “Cannae Subscription”).

The Sponsor and certain of the Insiders are currently, and as of immediately prior to the Closing will be, the record owners of all of the outstanding AAC Class B Ordinary Shares (the “Founder Shares”), AAC Class C Ordinary Shares (the “Alignment Shares”), and Founder AAC Warrants, with each such Person’s ownership detailed on Schedule A hereto.

As described further in Paragraph 25, Schedule A will be updated from time to time to reflect any Sponsor Person ownership changes following the date hereof.

In order to induce AAC and the Company to enter into the Business Combination Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Sponsor Person hereby agrees, severally and not jointly, with AAC and the Company as follows:

1. Voting Obligations. During the period beginning on the date hereof and ending on the earliest to occur of (x) the Effective Time, and (y) such date and time as the Business Combination Agreement shall have been terminated validly in accordance with its terms (such period, the “Interim Period”), each Sponsor Person, in its capacity as a holder of Covered Shares, agrees irrevocably and unconditionally that, at the

Special Meeting, at any other meeting of the shareholders of AAC (whether annual or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), in connection with any written consent of shareholders of AAC and in connection with any similar vote or consent of the holders of Founder AAC Warrants, in their capacities as such, such Sponsor Person shall, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares to:

(a) when such meeting is held, appear at such meeting or otherwise cause the Sponsor Person’s Covered Shares to be counted as present thereat for the purpose of establishing a quorum;

(b) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such Sponsor Person’s Covered Shares owned as of the record date for determining holders entitled to vote at such meeting (or the record date for determining holders entitled to provide consent) in favor of the AAC Shareholder Matters and any other matters necessary or advisable for consummation of the Transactions (including the Merger); and

(c) vote (or duly and promptly execute and deliver an action by written consent), or cause to be voted at such meeting (or cause such consent to be duly and promptly executed and delivered with respect to), all of such Sponsor Person’s Covered Shares against any Business Combination Proposal (as defined below) other than a Business Combination Proposal with the Company, its equityholders and their respective Affiliates and Representatives, and any other action that is intended, or would reasonably be expected, to impede, interfere with or delay or postpone the consummation of, or otherwise adversely affect, any of the Transactions or result in a breach of any representation, warranty, covenant or other obligation or agreement of any AAC Party under the Business Combination Agreement or result in a breach of any representation, warranty, covenant or other obligation or agreement of such Sponsor Person under this Sponsor Agreement.

The obligations of the Sponsor Persons in this Paragraph 1 shall apply whether or not the board of directors of AAC (or, following the Transactions, the Company) or other governing body or any committee, subcommittee or subgroup thereof recommends the AAC Shareholder Matters or any other matters necessary or advisable for consummation of the Transactions and whether or not such board or other governing body, committee, subcommittee or subgroup thereof changes, withdraws, withholds, qualifies or modifies, or publicly proposes to change, withdraw, withhold, qualify or modify, the AAC Board Recommendation.

2. Exclusivity. During the Interim Period, each Sponsor Person shall not take, nor shall it permit any of its Affiliates or any of its or their respective Representatives to take, whether directly or indirectly, any action to (i) solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its equityholders and/or any of their Affiliates or Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving AAC (a “Business Combination Proposal”) or (ii) approve, endorse or recommend, or make any public statement approving, endorsing or recommending, any Business Combination Proposal, in the case of each of clauses (i) and (ii), other than a Business Combination Proposal with the Company, its equityholders and their respective Affiliates and Representatives. Each Sponsor Person shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal, other than with the Company, its equityholders or their respective controlled Affiliates.

3. Waiver of Certain Rights. Each Sponsor Person hereby irrevocably and unconditionally agrees:

(a) not to (i) demand that AAC redeem its or their Covered Shares in connection with the Transactions or (ii) otherwise participate in any such redemption by tendering or submitting any of its Covered Shares for redemption; and

(b) not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against AAC, the Company, any Affiliate of AAC or the Company or any designee of a Sponsor Person or the Company acting in its capacity as director, officer or manager or in any similar capacity or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Sponsor Agreement, the Business Combination Agreement or the consummation of the Transactions.

4. Reasonable Best Efforts; Regulatory Undertakings.

(a) During the Interim Period, each Sponsor Person shall (i) use reasonable best efforts to take, or cause to be taken, all actions to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate the Transactions on the terms and subject to the conditions set forth in the Business Combination Agreement and (ii) not take any action that would reasonably be expected to prevent or delay the satisfaction of any of the conditions to the Transactions set forth in Article X of the Business Combination Agreement.

(b) Without limiting the generality of the foregoing, each Sponsor Person shall use reasonable best efforts to provide or cause to be provided (including, with respect to filings pursuant to the HSR Act, by its “Ultimate Parent Entities”, as that term is defined in the HSR Act) as promptly as reasonably practicable and advisable to any Governmental Authority information and documents relating to such party as requested by such Governmental Authority or necessary, proper or advisable to permit consummation of the Transactions, including filing any notification and report form and related material required under the HSR Act, any necessary or appropriate filings pursuant to applicable Gaming Laws and any other filing or notice that may be required with any other Governmental Authority as promptly as reasonably practicable and advisable after the date hereof and thereafter to respond as promptly as reasonably practicable and advisable to any request for additional information or documentary material relating to such party that may be made. Each Sponsor Person shall supply as promptly as practicable (and shall respond no later than ten (10) Business Days following any request) any additional information and documentary material relating to such Sponsor Person that may be requested by any Governmental Authority, and each Sponsor Person shall (A) provide, or cause to be provided, as promptly as practicable, all agreements, documents, instruments, affidavits, statements or information (including, for the avoidance of doubt, nonpublic or other confidential financial or sensitive personally identifiable information as well as personal information of senior management, directors or control persons) that may be required or requested by any Governmental Authority relating to (i) such Sponsor Person (including any of its respective directors, officers, employees, partners, members, shareholders or control persons) and (ii) such Sponsor Person’s structure, ownership, businesses, operations, regulatory and legal compliance, assets, liabilities, financing, financial condition or results of operations, or any of its or their directors, officers, employees, partners, members, shareholders or Affiliates, (B) make individuals with appropriate seniority and expertise available to participate in any discussions or hearings and (C) prepare and file any applications, notices, registrations and requests as may be required or advisable to be filed with any Governmental Authority.

(c) Each Sponsor Person appointed or designated, or proposed to be appointed or designated, to the board of directors of the Company or any Subsidiary, including pursuant to the terms of Section 9.09 of the Business Combination Agreement, shall use reasonable best efforts to comply and cooperate with and satisfy all requests and requirements made by any Governmental Authority in connection with any such appointment, designation or proposed service, including by furnishing all requested information, providing reasonable assistance in connection with the preparation of any required applications, notices and registrations and requests and otherwise facilitating access to and being available with respect to any discussions or hearings. Each Sponsor Person further acknowledges and agrees that, in the event an individual to designated as the Initial Sponsor Director (as defined in the Investor Rights Agreement) in accordance with Section 2.1(a) of the Investors Rights Agreement does not satisfy any requirement of a Governmental Authority to serve as a director, the Sponsor Person shall withdraw such individual and designate a replacement director in lieu of such person subject to terms and conditions of the AAC Bye-laws and the Investors Rights Agreement.

(d) Subject to paragraph 4(f), if any objections are asserted with respect to the Transactions under any applicable Law or if any Action is instituted by any Governmental Authority or any private party challenging any of the Transactions as violative of any applicable Law, each Sponsor Person shall, and shall cause its Affiliates to, cooperate with the Company in good faith and each Sponsor Person shall, and shall cause its Affiliates to, use their reasonable best efforts to: (i) oppose or defend against any action to prevent or enjoin consummation of Transactions; and (ii) take such action as reasonably necessary to overturn any regulatory action by any Governmental Authority to prevent or enjoin consummation of this Transactions, including by defending any Action brought by any Governmental Authority in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, in order to resolve any such objections or challenge as such Governmental Authority or private party may have to any of the Transactions under such applicable Law so as to permit the consummation of the Transactions in their entity; provided, however, that any decision by each Sponsor Person or its Affiliates to litigate in connection with such matters must be agreed upon by AAC and the Company.

(e) In addition to, and without prejudice to, the foregoing in this paragraph 4, each of Cannae and the Sponsor shall, and shall cause its controlled Affiliates to, take any and all actions necessary to obtain, without the imposition of any Burdensome Condition, any authorization, consent or approval of a Governmental Authority (including in connection with any Governmental Filings and obtaining all Requisite Gaming Approvals) necessary or advisable so as to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event, no later than the Termination Date) and to resolve, avoid or eliminate any impediments or objections, if any, that may be asserted with respect to the Transactions under any Law, or to otherwise oppose, avoid the entry of, or to effect the dissolution of, any order, decree, judgment, preliminary or permanent injunction that would otherwise have the effect of preventing, prohibiting, restricting, or delaying the consummation of the Transactions, including: (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, licensing or disposition of, or holding separate of, businesses, product lines, rights or assets of Cannae or the Sponsor, as applicable, or any of their respective controlled Affiliates and any interest therein (including entering into customary ancillary agreements relating to any such sale, divestiture, licensing or disposition of such businesses, product lines, rights or assets); and (ii) taking or committing to take actions that after the Closing Date would limit the Cannae or Sponsor’s freedom of action with respect to, or its ability to retain or control, one or more of the businesses, product lines, rights (including, for clarity, its right to appoint a director pursuant to the Investor Rights Agreement) or assets (including, for clarity, any shares or other equity interests in AAC) of Cannae or the Sponsor, as applicable, or any of their respective controlled Affiliates or interest therein, in each case as may be required in order to enable the consummation of the Transactions to occur as expeditiously as possible (and in any event no later than the Termination Date).

(f) Without limiting each Sponsor Person’s general efforts obligations set forth in this paragraph 4, solely with respect to Gaming Approvals, it is agreed that the Company shall make all strategic decisions and lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions or nonactions, approvals consents, waivers, exemptions and approvals that may be sought by or from, any Gaming Authority, including determining the strategy for contesting, litigating or otherwise responding to objections to, or Actions challenging, the consummation of the Transactions; provided, that the Company shall consult in good faith with the Sponsor regarding any such decisions and activities.

(g) From the date of this Agreement until Closing, no Sponsor Person shall acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or any equity in, or by any other manner, any assets or Person, or take any other action, if the execution and delivery of a definitive agreement relating to, or the consummation of, such acquisition, or the taking of any other action, would reasonably be expected to, in any material respect (individually or in the aggregate), (i) impose any delay in obtaining, or increase the risk of not obtaining, without the imposition of any Burdensome Condition, consents of a Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (ii) increase the risk of a Governmental Authority seeking or entering a Governmental Order prohibiting the consummation of the Purchaser Transactions, (iii) increase the risk of not being able to remove any such Governmental Order on appeal or otherwise, or (iv) otherwise prevent or delay the consummation of the Transactions.

5. Transfer Restrictions.

(a) Interim Period. During the Interim Period, except as expressly contemplated by the Business Combination Agreement, each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares not to, Transfer any such Sponsor Person’s Covered Shares. Notwithstanding the immediately preceding sentence, during the Interim Period Transfers of Covered Shares that are held by any Sponsor Person or any of its Permitted Transferees (as defined below) that have entered into a written agreement contemplated by the proviso in this subsection are permitted, in accordance with applicable Law (including applicable securities Laws), (i) to the Sponsor Person’s officers or directors, any Affiliates or family members of such Sponsor Person’s officers or directors, to AAC, the Sponsor or Cannae, any respective then-current directors, officers, members or partners of AAC, the Sponsor or Cannae or their respective Affiliates, any Affiliates of AAC, the Sponsor or Cannae, or any employees of such Affiliates; (ii) in the case of an individual, by gift to a member of the individual’s immediate family or to a trust, the beneficiary of which is a member of the individual’s immediate family, an Affiliate of such Person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; or (iv) in the case of an individual, pursuant to a qualified domestic relations order; provided, however, that each transferee contemplated by clauses (i) through (iv) (each, a “Permitted Transferee”) must enter into a written agreement with AAC and the Company, in form and substance reasonably satisfactory to the Company, agreeing to be bound by the restrictions, and subject to the obligations, in this Sponsor Agreement (and the Investor Rights Agreement).

(b) Post-Closing: Covered Shares. For the period beginning on the Closing Date until the earlier of (i) one (1) year thereafter, or (ii) if the VWAP of the AAC Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days commencing 150 days after the Closing Date (such applicable period, the “Lock-Up Period”), each Sponsor Person shall not, and shall cause any other holder of record of any of such Sponsor Person’s Covered Shares not to, Transfer any of such Sponsor Person’s Covered Shares, other than in connection with a Permitted Transfer. Following the expiration of the Lock-Up Period, each of Sponsor and Cannae (and their Permitted Transferees and transferees that have entered into a written agreement contemplated by the definition of

Permitted Transfer) (i) may not sell, during any individual trading day, an amount equal to more than 10% of the number of AAC Class A Ordinary Shares beneficially owned by it on the immediately preceding Trading Day and (ii) shall structure execution of the sale of its AAC Class A Ordinary Shares in a manner that would not reasonably be expected to have a material and adverse impact on the trading price of the AAC Class A Ordinary Shares.

(c) Any Transfer in violation of the provisions of this Paragraph 5 shall be null and void ab initio and of no force or effect.

6. Exchange of Founder and Alignment Shares; Forfeited Founder and Alignment Shares; Waiver of Anti-Dilution Provision.

(a) Forfeited Founder and Alignment Shares. Each Sponsor Person that holds Founder Shares and Alignment Shares, along with each of AAC and the Company, acknowledges and agrees that, as applicable and subject to the satisfaction or waiver of each of the conditions to Closing set forth in Sections 10.01 and 10.02 of the Business Combination Agreement:

(i) Immediately prior to the Closing, the applicable Sponsor Persons shall, in the aggregate and based on the percentages set forth on Schedule A hereto, forfeit and surrender to AAC an amount equal to the Forfeited Founder Shares (as defined below) for no consideration. Following such forfeiture, the Forfeited Founder Shares shall be cancelled, no longer outstanding and become void and of no further effect. “Forfeited Founder Shares” means a number of AAC Class B Ordinary Shares equal to 3,696,429 minus a number equal to the nearest whole number (rounded up or down, as applicable) obtained by multiplying (x) the number of AAC Class A Ordinary Shares purchased by Cannae pursuant to the Cannae Backstop Agreement divided by sixty-nine million (69,000,000), by (y) 3,696,429.

(ii) Immediately prior to the Closing, the applicable Sponsor Persons shall, in the aggregate and based on the percentages set forth on Schedule A hereto, forfeit and surrender to AAC an amount equal to the Forfeited Alignment Shares (as defined below) for no consideration. Following such forfeiture, the Forfeited Alignment Shares shall be cancelled, no longer outstanding and become void and of no further effect. “Forfeited Alignment Shares” means a number of AAC Class C Ordinary Shares equal to 3,696,429 minus a number equal to the nearest whole number (rounded up or down, as applicable) obtained by multiplying (x) the number of AAC Class A Ordinary Shares purchased by Cannae pursuant to the Cannae Backstop Agreement divided by sixty-nine million (69,000,000), by (y) 3,696,429.

(iii) At the Closing, in the event that the AAC Transaction Expenses exceed $34,150,000 (the “AAC Expense Cap” and such excess the “Expenses Overage”), the applicable Sponsor Persons shall, in the aggregate and based on the percentages set forth on Schedule A hereto (under the heading Founder Share Percentage), forfeit and surrender to AAC an amount equal to the Forfeited Expense Shares (as defined below) for no consideration. Following such forfeiture, the Forfeited Expense Shares shall be cancelled, no longer outstanding and become void and of no further effect. “Forfeited Expense Shares” means a number of AAC Class B Ordinary Shares equal to the Expenses Overage divided by 10.

(b) Waiver. The Sponsor Persons hereby waive, to the fullest extent permitted by Law, the anti-dilution adjustment with respect to

(i) the Initial Class B Share Conversion Ratio (as defined in the AAC Organizational Documents) pursuant to Article 17.3 of the AAC Organizational Documents in connection with the issuance of additional shares (including AAC Class A Ordinary Shares) in the Transactions. This waiver shall be applicable only in connection with the Transactions and this Agreement and shall be void and of no force and effect following the earliest to occur of (x) the Effective Time (as defined in the Business Combination Agreement), and (y) such date and time as the Business Combination Agreement shall have been terminated validly in accordance with its terms; and

(ii) the Initial Class C Share Conversion Ratio (as defined in the AAC Organizational Documents) pursuant to Article 17.9 of the AAC Organizational Documents in connection with the issuance of additional shares (including AAC Class A Ordinary Shares) in the Transactions. This waiver shall be applicable only in connection with the Transactions and this Agreement and shall be void and of no force and effect following the earliest to occur of (x) the Effective Time (as defined in the Business Combination Agreement), and (y) such date and time as the Business Combination Agreement shall have been terminated validly in accordance with its terms.

7. Other Covenants.

(a) Each of Cannae and Sponsor hereby agrees that it shall deliver to the Company and AAC a duly executed counterpart to the Company Registration Rights Agreement and the Investor Rights Agreement no later than three (3) Business Days prior to the Closing.

(b) Each Sponsor Person (other than Cannae) shall take all such actions necessary pursuant to Article 47 of the AAC Organizational Documents to effect the Domestication in accordance with the provisions of the Business Combination Agreement.

8. Certain Securities Law Representations and Warranties. Each Sponsor Person hereby represents and warrants as follows:

(a) it has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

(b) in the case of Insiders only, its biographical information furnished to AAC, if any (including any such information included in the Registration Statement), is true and accurate in all material respects and does not omit any material information with respect to such Insider’s background;

(c) its questionnaire furnished to AAC, if any, is true and accurate in all material respects;

(d) it is not subject to or a respondent in any legal action for any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction;

(e) it has never been convicted of, or pleaded guilty to, any crime (i) involving any fraud, (ii) relating to any financial transaction or handling of funds of another Person or (iii) pertaining to any dealings in any securities, and it is not currently a defendant in any such criminal proceeding; and

(f) it has never, nor any of its Representatives which may be considered in the process of determining the suitability of such Sponsor Person for any required Gaming Approval in connection with the Transactions, or (if applicable) any direct or indirect holder of its capital stock or other membership or equity interests who will be required to be licensed or found suitable or qualified under applicable Gaming Laws in connection with the Transactions (the foregoing persons collectively, the “Purchaser Licensed Affiliates”), has ever abandoned or withdrawn (in each case in response to a communication from any Government Authority with jurisdiction over Gaming Laws regarding a likely or impending denial, suspension or revocation) or been denied or had suspended or revoked any approval, or an application for an approval, by a Government Authority with jurisdiction over Gaming Laws. There are no facts which, if known to a Gaming Authority, would reasonably be expected to (i) result in the denial, revocation, limitation or suspension of a Gaming Approval of any of the Sponsor Person or (ii) result in a negative outcome in any licensing, suitability, registration or approval proceedings of any of the Purchaser Licensed Affiliates currently pending, or under the Gaming Approvals necessary for the consummation of the Transactions.

9. Certain Payments. Except as set forth on Schedule B hereto, no Sponsor Person, nor any Affiliate thereof, nor any director, officer or manager of (or person acting in a similar capacity with respect to) AAC or the Company, shall receive from AAC or the Company, any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of, AAC’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination and, subject to the terms of the Business Combination Agreement and as disclosed in connection therewith, each of which shall, as of and in connection with the Closing, be paid off in full and no further liabilities or obligations with respect thereof shall be due and owing by AAC or the Company or any of its Subsidiaries from and after the Closing: (i) reimbursement of funds advanced to AAC by the Sponsor to cover offering-related and organizational expenses; (ii) reimbursement for office space and administrative support services provided to AAC by Cannae, in the amount of $5,000 per month; and (iii) reimbursement of legal fees and expenses incurred by the Sponsor, officers or directors in connection with AAC’s formation and their services to AAC (all of which clauses (i) through (iii), for the avoidance of doubt, shall be AAC Transaction Expenses).    During the Interim Period, each Sponsor Person agrees not to enter into, modify or amend any Contract between or among any Sponsor Person or any Affiliate thereof, on the one hand, and the Company or any of its Subsidiaries, on the other hand, that would contradict, limit, restrict or impair any Person’s ability to perform or satisfy any obligation under this Sponsor Agreement or the Business Combination Agreement.

10. Service as Officer or Director. Each Sponsor Person has full right and power, without violating any agreement to which it is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Sponsor Agreement and, as applicable, to serve as an officer, director or manager of (or in a similar capacity with respect to) AAC.

11. Definitions. As used herein, the following terms shall have the respective meanings set forth below. Terms used but not defined herein shall have the meanings given to them in the Business Combination Agreement.

(a) “AAC Registration Rights Agreement” means that AAC Registration Rights Agreement, dated as of March 2, 2021, by and among AAC, the Sponsor and the other parties thereto.

(b) “Beneficially Own” means to exercise voting or dispositive authority over a relevant security, as determined under Rule 13d-3 of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”).

(c) “Business Combination” has the meaning given to it in the Prior Letter Agreements.

(d) “Company Person” means the Company and each of the directors and officers of the Company.

(e) “Company Registration Rights Agreement” means that certain Registration Rights Agreement to be entered into in connection with the Closing, in substantially the form attached as Exhibit C to the Business Combination Agreement.

(f) “Covered Shares” means all Founder Shares, all Alignment Shares, all AAC Founder Warrants, all AAC Class A Ordinary Shares, and all shares issuable in connection with the Cannae Backstop Agreement, and any other shares of capital stock or equity securities of AAC (prior to the Merger) or AAC or its subsidiaries (following the Merger), or securities convertible into, exercisable or exchangeable for any of the foregoing, of which any Sponsor Person owns as of the date hereof or acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities.

(g) “Insider” means William P. Foley, II, Hugh R. Harris, Mark D. Linehan, Erika Meinhardt, Richard N. Massey, David W. Ducommun, Bryan D. Coy, Ryan R. Caswell, Dexter Fowler and Michael L. Gravelle.

(h) “Investor Rights Agreement” means that certain Investor Rights Agreement to be entered into in connection with the Closing, a substantially agreed form of which is attached as Exhibit B to the Business Combination Agreement.

(i) “IPO” has the meaning given to it in the Prior Letter Agreements.

(j) “Permitted Transfer” means a Transfer of Covered Shares:

(i) as a bona fide gift or gifts, or for bona fide estate planning purposes, that does not involve a disposition for value (other than with respect to any such gift for which the donor receives (a) equity interest of such donee or (b) such donee’s interests in the donor), provided that (x) the donee or donees thereof agree to be bound in writing (pursuant to a written agreement in form and substance reasonably satisfactory to AAC (and, prior to Closing, the Company)) by the Transfer restrictions set forth in Section 5(b) applicable to the donor and (y) any filing under the Exchange Act shall disclose the nature of the Transfer and that such transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 5(b);

(ii) by will, other testamentary document or intestate succession, provided that (a) each transferee agrees to be bound in writing (pursuant to a written agreement in form and substance reasonably satisfactory to AAC (and, prior to Closing, the Company)) by the Transfer restrictions set forth in Section 5(b) applicable to the transferor and (b) any filing under the Exchange Act shall disclose the nature of the Transfer and that such transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 5(b);

(iii) to any member or members of the transferor’s immediate family or to any trust or limited family partnership for the direct or indirect benefit of the transferor or the immediate family of the transferor, provided that (a) the Transferee agrees to be bound in writing (pursuant to a written agreement in form and substance reasonably satisfactory to AAC (and, prior to Closing, the Company)) by the Transfer restrictions set forth in Section 5(b) applicable to the transferor, (b) the Transfer does not involve a disposition for value (other than with respect to any such Transfer for which the transferor receives (1) equity interest of such transferee or (2) such transferee’s interests in the transferor), (c) any filing under the Exchange Act shall disclose the nature of the Transfer and that such transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 5(b);

(iv) to a partnership, limited liability company or other entity of which the transferor and the immediate family of the transferor are the legal and beneficial owner of all of the outstanding equity securities or similar interests, provided that (a) the transferee agrees to be bound in writing (pursuant to a written agreement in form and substance reasonably satisfactory to AAC (and, prior to Closing, the Company)) by the Transfer restrictions set forth in Section 5(b) applicable to the transferor and (b) any filing under the Exchange Act shall disclose the nature of the Transfer and that such transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 5(b);

(v) to a nominee or custodian of a person or entity to whom a disposition or Transfer would be permissible under clauses (i) through (iv) above, provided that (a) the transferee agrees to be bound in writing (pursuant to a written agreement in form and substance reasonably satisfactory to AAC (and, prior to Closing, the Company)) by the Transfer restrictions set forth in Section 5(b) applicable to the transferor and (b) any filing under the Exchange Act shall disclose the nature of the Transfer and that such transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 5(b);

(vi) if the transferor is a corporation, partnership, limited liability company, trust or other business entity, (A) to another corporation, partnership, limited liability company, trust or other business entity that is an Affiliate of the transferor, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the transferor or affiliates of the transferor (including, for the avoidance of doubt, where the transferor is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership), or (B) as part of a distribution to members or shareholders of the transferor, provided that (a) each transferee agrees to be bound in writing (pursuant to a written agreement in form and substance reasonably satisfactory to AAC (and, prior to Closing, the Company)) by the Transfer restrictions set forth in Section 5(b) applicable to the transferor and (b) any filing under the Exchange Act shall disclose the nature of the Transfer and that such transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 5(b);

(vii) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement, provided that (a) to the extent permitted by law, each transferee agrees to be bound in writing (pursuant to a written agreement in form and substance reasonably satisfactory to AAC (and, prior to Closing, the Company)) by the Transfer restrictions set forth in Section 5(b) applicable to the transferor and (b) any filing under the Exchange Act shall disclose the nature of the Transfer and that such transferee agrees to be bound by the applicable Transfer restrictions set forth in Section 5(b);

(viii) to AAC pursuant to any contractual arrangement that provides for the forfeiture of the transferor’s securities in connection with the termination of the transferor’s employment or other service relationship with AAC or an affiliated entity or the transferor’s failure to meet certain conditions set out upon receipt of such securities,

(ix) as part of a sale of the transferor’s Covered Shares acquired solely in transactions after the Closing Date;

(x) pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction that is approved by the Board and made to all holders of AAC’s capital stock involving a Change of Control of AAC (for purposes hereof, “Change of Control” shall mean the Transfer (whether by tender offer, merger, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons, of shares of capital stock if, after such Transfer, such person or group of affiliated persons would hold at least a majority of the outstanding voting securities of AAC (or the surviving entity)); provided that in the event that such tender offer, merger, consolidation or other similar transaction is not completed, the transferor’s Covered Shares shall remain subject to the applicable provisions of Section 5(b); or

(xi) in connection with the exercise of options, settlement of restricted stock units or other equity awards or exercise of warrants or other derivative securities, provided that any Equity Securities received upon such exercise, vesting or settlement shall be subject to the applicable terms of Section 5(b).

(k) “Registration Statement” has the meaning given to it in the Prior Letter Agreements.

(l) “Transfer” means the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, hedge, grant of any option to purchase or otherwise dispose of in any manner (including by merger, consolidation, division, operation of law or otherwise) or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any security (including, for the avoidance of doubt, through a Transfer of equity securities in a Person who owns such security), (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) public announcement of any intention to effect any transaction specified in clause (i) or (ii).

(m) “VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Refinitiv Workspace (or an equivalent successor if such page is not available) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Refinitiv Workspace (or an equivalent successor if such page is not available), or, if no dollar volume-weighted average price is reported for such security by Refinitiv Workspace (or an equivalent successor if such page is not available) for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by the Company’s board of directors.

12. Entire Agreement; Amendment; No Reliance. This Sponsor Agreement and the other Transaction Agreements constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including, without limitation, with respect to the Sponsor Persons, the Prior Letter Agreements. This Sponsor Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by the parties hereto. Each of AAC and the Sponsor Persons hereby acknowledges and agrees, on behalf of itself, its Affiliates and its Representatives, that, in connection with its entry into this Sponsor Agreement and (if applicable) the Business Combination Agreement and agreement to consummate the Transactions, none of the foregoing has relied on any representations or warranties of the Company or otherwise except for those expressly set forth in the Business Combination Agreement.

13. Assignment. No party hereto may, except as set forth herein, assign either this Sponsor Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties; provided, that no such assignment or delegation shall relieve any Sponsor Person of its obligations hereunder. Any purported assignment in violation of this Paragraph 13 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Sponsor Agreement shall be binding on the parties hereto and their respective successors, heirs, personal representatives, assigns and (in the case of the Sponsor Persons) Permitted Transferees.

14. No Third-Party Beneficiaries. Nothing in this Sponsor Agreement shall be construed to confer upon, or give to, any Person other than the parties hereto any right, remedy or claim under or by reason of this Sponsor Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Sponsor Agreement shall be for the sole and exclusive benefit of the parties hereto, and their respective successors, heirs, personal representatives and assigns and (in the case of the Sponsor Persons) Permitted Transferees.

15. Captions; Counterparts. The headings and captions in this Sponsor Agreement are for convenience of reference only and shall not be considered a part of, modify or affect the construction or interpretation of any provision of this Sponsor Agreement. This Sponsor Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. Severability. This Sponsor Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Sponsor Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Sponsor Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

17. Governing Law; Jurisdiction; Waiver of Jury Trial. Sections 12.06 and 12.12 of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis.

18. Notices. Any notice, consent or request to be given in connection with any of the terms or provisions of this Sponsor Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 12.02 of the Business Combination Agreement to the applicable party as its principal place of business (or, in the case of the Insiders, to AAC).

19. Termination. This Sponsor Agreement shall terminate on the earlier of (i) the valid termination of the Business Combination Agreement (in which case this Sponsor Agreement shall be of no force or effect and shall revert to the Prior Sponsor Letter Agreement or Prior Insider Letter Agreement, as the case may be) and (ii) the expiration of the Lock-Up Period (other than Paragraph 5(b), Paragraph 5(c), Paragraph 6 and Paragraphs 12 through 25 which shall survive such termination until all rights and obligations arising out of or related to each of Paragraph 5(b), Paragraph 5(c) and Paragraph 6 shall have been fully performed); provided, that no such termination (including one that results in a reversion to the Prior Sponsor Letter Agreement or Prior Insider Letter Agreement, in each case under clause (i)) shall relieve any party hereto from any liability resulting from its pre-termination breach of this Sponsor Agreement.

20. Other Representations and Warranties. Each Sponsor Person hereby represents and warrants (severally and not jointly as to itself only) to AAC and the Company as follows: (i) if such Person is not an individual, it is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Sponsor Agreement and the consummation of the transactions contemplated hereby are within such Person’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such Person; (ii) if such Person is an individual, such Person has full legal capacity, right and authority to execute and deliver this Sponsor Agreement and to perform its obligations hereunder; (iii) this Sponsor Agreement has been duly executed and delivered by such Person and, assuming due authorization, execution and delivery by the other parties to this Sponsor Agreement, this Sponsor Agreement constitutes a legally valid and binding obligation of such Person, enforceable against such Person in accordance with the terms hereof (except as enforceability may be limited by the Enforceability Exceptions); (iv) the execution and delivery of this Sponsor Agreement by such Person do not, and the performance by such Person of its obligations hereunder will not, (A) if such Person is not an individual, conflict with or result in a violation of the organizational documents of such Person, or (B) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Person or such Person’s Covered Shares), in each case, to the extent such consent, approval or other action would prevent, enjoin or delay the performance by such Person of its obligations under this Sponsor Agreement; (v) there is no Action pending or, to the knowledge of such Person, threatened against such Person before (or, in the case of a threatened Action, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or delay the performance by such Person of its obligations under this Sponsor Agreement; (vi) except as disclosed pursuant to Section 5.14 of the Business Combination Agreement, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission from such Person, AAC or the Company (or any of their respective Subsidiaries), or any Affiliates of any of the foregoing Persons in connection with the Business Combination Agreement or this Sponsor Agreement or any of the respective transactions contemplated thereby and hereby, in each case, based upon any arrangement or agreement made by or, to the knowledge of such Person, on behalf of such Person, for which AAC, the Company, or any of their respective Affiliates would have any obligations or liabilities of any kind or nature; (vii) such Person has had the opportunity to read the Business Combination Agreement and this Sponsor Agreement and has had the opportunity to consult with its tax and legal advisors; (viii) such Person has not entered into, and will not enter into, any agreement that would restrict, limit or interfere with the performance of such Person’s obligations hereunder; (ix) such Person has good and valid title to all Covered Shares held by it, and there exist no Liens or any other limitation or restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such securities (other than transfer restrictions under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder) affecting any such securities, other than pursuant to (A) this Sponsor Agreement, (B) prior to the Closing, the AAC Organizational Documents, and following the Closing, the AAC Bye-Laws, (C) the Business Combination Agreement, or (D) any applicable securities Laws; and (x) the Founder Shares, the Alignment Shares, the Founder AAC Warrants, AAC Class A Ordinary Shares, listed on Schedule A are the only equity securities in AAC or any of its Subsidiaries (including, without limitation, any equity securities convertible into, or which can be exercised or exchanged for, equity securities of AAC or any of its Subsidiaries) owned of record or Beneficially Owned by such Person as of the date hereof and as of immediately prior to the consummation of the Transactions on the Closing Date and such Person (or such Person’s general partner or managing member) has the sole power to dispose of (or sole power to cause the disposition of) and the sole power to vote (or sole power to direct the voting of) such Founder Shares, Alignment Shares, Founder AAC Warrants, AAC Class A Ordinary Shares and none of such Founder Shares, Alignment Shares, Founder AAC Warrants, AAC Class A Ordinary Shares is subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Founder Shares, Alignment Shares, Founder AAC Warrants, AAC Class A Ordinary Shares, except as provided in this Sponsor Agreement.

21. Equitable Adjustments. If, and as often as, there are any changes in AAC, the Founder Shares, the Alignment Shares, the Founder AAC Warrants or the AAC Class A Ordinary Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Sponsor Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to AAC, the Founder Shares, the Alignment Shares, the Founder AAC Warrants or the AAC Class A Ordinary Shares, each as so changed; provided, however, that this Paragraph 21 shall not (a) be construed to permit any Sponsor Person to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Sponsor Agreement or (b) apply to the Domestication or any other transactions expressly contemplated by this Sponsor Agreement or any Transaction Agreement to the extent consummated in accordance with the terms contemplated by this Sponsor Agreement and/or such Transaction Agreement, as applicable.

22. Stop Transfer Order; Legend. Each Sponsor Person hereby authorizes AAC and the Company to maintain a copy of this Sponsor Agreement at either the executive office or the registered office of the Company. In furtherance of this Sponsor Agreement, each Sponsor Person hereby authorizes AAC and the Company, promptly after the date hereof, to enter, or cause its transfer agent to enter, a stop transfer order with respect to all of such Sponsor Person’s Covered Shares with respect to any Transfer not permitted hereunder and to include the following legend on any certificates or other instruments representing such Sponsor Person’s Covered Shares: “THE SHARES OF STOCK OR OTHER SECURITIES

REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN VOTING AND TRANSFER RESTRICTIONS PURSUANT TO THAT CERTAIN SPONSOR AGREEMENT, DATED AS OF MAY 10, 2021, BY AND AMONG AUSTERLITZ ACQUISITION CORPORATION I, WYNN INTERACTIVE LTD. AND THE OTHER SIGNATORIES THERETO. ANY TRANSFER OF SUCH SHARES OF STOCK OR OTHER SECURITIES IN VIOLATION OF THE TERMS AND PROVISIONS OF SUCH SPONSOR AGREEMENT SHALL BE NULL AND VOID AB INITIO AND HAVE NO FORCE OR EFFECT WHATSOEVER.”

23. Specific Performance. Each Sponsor Person, the Company, and AAC acknowledges and agrees that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that a Sponsor Person, the Company does not perform its obligations under the provisions of this Sponsor Agreement (including failing to take such actions as are required of them hereunder to consummate this Sponsor Agreement) in accordance with its specified terms or otherwise breach such provisions. Each Sponsor Person and the Company acknowledges and agrees that (i) each Sponsor Person, AAC, and the Company shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Sponsor Agreement in accordance with Paragraph 19, this being in addition to any other remedy to which they are entitled under this Sponsor Agreement or any Transaction Agreement, and (ii) the right of specific enforcement is an integral part of the transactions contemplated by this Sponsor Agreement and without that right, none of the parties hereto would have entered into this Sponsor Agreement. Each Sponsor Person, AAC and the Company agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. Each Sponsor Person, AAC and the Company acknowledges and agrees that any party seeking an injunction to prevent breaches of this Sponsor Agreement and to enforce specifically the terms and provisions of this Sponsor Agreement in accordance with this Paragraph 23 shall not be required to provide any bond or other security in connection with any such injunction.

24. Interpretation. Section 1.02 (Construction) and Section 12.05 (Expenses) of the Business Combination Agreement are incorporated herein by reference, mutatis mutandis. Wherever this Sponsor Agreement uses “it”, “its” or derivations thereof to refer to natural person Sponsor Persons or Company Persons, such references shall be deemed references to “her”, “him” or “his”, as applicable.

25. Updates to Schedule A; Admission of New Sponsor Persons. During the Interim Period, each Sponsor Person shall promptly notify the Company of any increase, decrease or other change in the number of Founder Shares, Alignment Shares, Founder AAC Warrants, AAC Class A Ordinary Shares or other Covered Shares held by or on behalf of such Sponsor Person (for the avoidance of doubt, such Sponsor Person acknowledges and agrees that Paragraph 5(a) prohibits all Transfers of its Covered Shares during the Interim Period except to Permitted Transferees). From and after the Closing, each Sponsor Person shall promptly notify the Company of any increase, decrease or other change in the Covered Shares held by or on behalf of such Sponsor Person, including as a result of a Transfer in compliance with this Sponsor Agreement. Promptly following each such notification, the Company shall update, or cause to be updated, Schedule A to reflect the applicable changes as they relate to Founder Shares, Alignment Shares, Founder AAC Warrants, or AAC Class A Ordinary Shares (in the case of an Interim Period change) or other Covered Shares and provide a copy of such updated Schedule A to each of the parties hereto, and such updated Schedule A shall control for all purposes of this Sponsor Agreement (unless and until it is later updated in accordance with this Paragraph 25). Any update to Schedule A in accordance with this Sponsor Agreement shall not be deemed an amendment to this Sponsor Agreement for purposes of Paragraph 12.

26. Termination of Existing AAC Registration Rights Agreement. Effective as of (but subject to the consummation of) the Closing, (a) the AAC Registration Rights Agreement is hereby terminated and of no force or effect, and (b) none of the parties thereto shall have any rights or obligations thereunder.

27. Additional Agreements. Each Sponsor hereby represents and warrants to AAC and the Company, severally and not jointly, that (i) on or prior to the date hereof, it has delivered to AAC and the Company a capitalization table showing all of the direct equity owners of such Sponsor (each, a “Sponsor Cap Table”) and (ii) its Sponsor Cap Table is true, correct and complete in all respects as of the date hereof. Notwithstanding anything to the contrary herein, following the date hereof, each Sponsor shall provide written notice to AAC and the Company promptly following any change in its Sponsor Cap Table.

28. Further Assurances. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

[Signature Pages Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Agreement on the day and year first above written.

AUSTERLITZ ACQUISITION SPONSOR, LP I

By: Trasimene Capital AU, LP I, its general partner

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	General Counsel and Corporate Secretary

CANNAE HOLDINGS, INC.

By:	/s/ Michael L. Gravelle
Name:	Michael L. Gravelle
Title:	Executive Vice President, General Counsel and
Corporate Secretary

AUSTERLITZ ACQUISITION CORPORATION I

By:	/s/ Richard N. Massey
Name:	Richard N. Massey
Title:	Chief Executive Officer

By:	/s/ William P. Foley, II
William P. Foley, II

By:	/s/ Hugh R. Harris
Name: Hugh R. Harris

By:	/s/ Mark D. Linehan
Name: Mark D. Linehan

By:	/s/ Erika Meinhardt
Name: Erika Meinhardt

By:	/s/ Richard N. Massey
Name: Richard N. Massey

By:	/s/ David W. Ducommun
Name: David W. Ducommun

By:	/s/ Bryan D. Coy
Name: Bryan D. Coy

By:	/s/ Ryan R. Caswell
Name: Ryan R. Caswell

By:	/s/ Dexter Fowler
Name: Dexter Fowler

By:	/s/ Michael L. Gravelle
Name: Michael L. Gravelle

WYNN INTERACTIVE LTD.

By:	/s/ Craig S. Billings
Name:	Craig S. Billings
Title:	Chief Executive Officer